Exhibit 21.1

TravelCenters of America LLC
Consolidated Subsidiaries
As of December 31, 2016

Name of Subsidiary	Jurisdiction of Organization
TravelCenters of America Holding Company LLC	Delaware
TA Operating LLC	Delaware
TA Franchise Systems LLC	Delaware
Petro Franchise Systems LLC	Delaware
TA Operating Texas LLC	Texas
TA Operating Nevada LLC	Nevada
TA Operating Montana LLC	Delaware
307300 Nova Scotia Company	Nova Scotia, Canada
TravelCentres Canada, Inc.	Ontario, Canada
TravelCentres Canada Limited Partnership	Ontario, Canada